Exhibit 99

Marine Products Corporation Reports Death of

Executive Vice President James A. Lane, Jr.

ATLANTA, March 21, 2016 - Marine Products Corporation (NYSE: MPX) today reported the death of James A. Lane, Jr. following an illness. Mr. Lane served as Executive Vice President of Marine Products Corporation and President of the Company’s operating subsidiary, Chaparral Boats, Inc. Mr. Lane was 73 years old.

Mr. Lane joined Chaparral Boats in 1976 as its president following previous career experiences in accounting and manufacturing. He remained with Chaparral following its acquisition by RPC Energy Services, Inc. in 1986, and the spin-off of Chaparral Boats into Marine Products Corporation in 2001. Mr. Lane had served on the Board of Directors of RPC, Inc. since 1987 and on the Board of Directors of Marine Products Corporation since 2001.

Marine Products Corporation President and CEO Richard A. Hubbell stated, “Jim Lane’s passing is a tremendous loss to our company and to the pleasure boat manufacturing community. His business acumen, dedication and work ethic were instrumental in building Marine Products’ market position and shareholder value. He was dedicated to our company and proud of its achievements.

“While Jim cannot be replaced, his contributions during 40 years at the helm of Chaparral and Robalo continue. Jim and the rest of the tenured, skilled management team at our company have built good management, strong design and manufacturing processes, and market-leading brands. His contributions to our company will endure for many years,” concluded Hubbell.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive, jet drive and outboard pleasure boats, and Robalo outboard sport fishing boats. For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

For information contact:

Ben M. Palmer

Chief Financial Officer

(404) 321-7910

irdept@marineproductscorp.com

Jim Landers

Vice President, Corporate Finance

(404) 321-2162

jlanders@marineproductscorp.com